                                                       Exhibit B to Request
                                                        for Waivers and Consents


                                THE LOEWEN GROUP, INC.
                           SUMMARY OF TERMS AND CONDITIONS
                     ATTACHED TO REQUEST FOR WAIVERS AND CONSENTS
                   DATED MARCH 30, 1999 FROM THE LOEWEN GROUP, INC.
                         AND LOEWEN GROUP INTERNATIONAL, INC.
                       (THE "REQUEST FOR WAIVERS AND CONSENTS")

THIS SUMMARY OF TERMS AND CONDITIONS IS NOT INTENDED TO BE INCLUSIVE OF ALL CHANGES, PROVISIONS OR CONDITIONS WHICH MAY BE REQUIRED BY EACH OF THE LENDERS WITHIN THE VARIOUS COVENANT LENDER GROUPS IN THE DEFINITIVE AMENDMENTS WHICH ARE MADE TO THEIR RESPECTIVE FACILITY DOCUMENTS. EACH OF THE DOCUMENTS PERTAINING TO THE VARIOUS CREDIT FACILITIES WILL BE AMENDED TO CONFORM TO THIS TERM SHEET.



COMPANY: Loewen Group International, Inc. ("LGII") and The Loewen Group, Inc. ("TLGI") (collectively, "LOEWEN" or the "COMPANY").

COVENANT LENDER GROUPS:   Lenders under the Bank of Montreal Facility ("BANK OF
                          MONTREAL SYNDICATE"); Lenders under the MEIP Facility
                          ("WACHOVIA SYNDICATE"); Holders of the Series D Notes and the Series E Notes ("NOTEHOLDERS"; members of the Bank of Montreal Syndicate, the Wachovia Syndicate and the Noteholders are hereinafter sometimes referred to collectively as the "COVENANT LENDERS" and individually as a "COVENANT LENDER").

DEFINITIONS:              Terms which are defined in the Request for Waivers
                          and Consents will have the same meanings in this Term
                          Sheet.

FINANCIAL ADVISOR:        Bank of Montreal/Mayer, Brown & Platt ("BMO/MBP")
                          have appointed Ernst & Young ("E&Y") as financial advisor. Such appointment is subject to the following sharing arrangements:

                          1. BMO/MBP agree that all information received by E&Y from the Company in E&Y's current capacity will be made equally and contemporaneously available by E&Y to all Covenant Lenders and to the holders of the TIAA O'Keefe Notes (as defined below) who will have full and equal access to E&Y and reports generated by E&Y in respect thereto.

                          2. At such time as BMO/MBP or any other Covenant Lender in its sole discretion determines that this sharing arrangement is no longer appropriate, BMO/MBP agree that E&Y will fully cooperate with another financial adviser selected by such other Covenant Lender in sharing and discussing all previously received financial data. The purpose will be to minimize any disadvantage the other Covenant Lenders or the holders of the TIAA O'Keefe Notes may have by virtue of not having their financial advisers from the outset. The Company will provide access and cooperate fully with such financial advisers.


                          3. In such event, the Company will acknowledge its obligation to pay the expenses of any such other financial adviser in addition to the expenses of E&Y including the potential additional costs in "bringing it up to speed".

                          4. The other Covenant Lenders and the holders of the TIAA O'Keefe Notes agree that they will not seek to disqualify E&Y from representing BMO/MBP by virtue of this arrangement.


COVENANT LENDER CREDIT    A.   The Second Amended and Restated Credit
FACILITIES:               Agreement, dated as of March 27, 1998, among Loewen
                          Group International, Inc., The Loewen Group Inc., the
                          Lenders named therein, and Bank of Montreal (as amended, the "BANK OF MONTREAL FACILITY");

                          B. The Amended and Restated 1994 MEIP Credit Agreement, dated as of June 14, 1994, among Loewen Management Investment Corporation, in its capacity as agent for Loewen Group International, Inc., The Loewen Group Inc., The Banks Listed Therein, and Wachovia Bank, N.A. (as amended, the "MEIP FACILITY");

                          C.   The Note Agreement, dated for reference
                          September 1, 1993, between The Loewen Group Inc. and Loewen Group International, Inc., Re: U.S. $60,000,000 9.62% Senior Guaranteed Notes, Series D, Due September 11, 2003 of The Loewen Group, Inc. (as amended, "the SERIES D NOTES"); and

                          D. The Note Agreement, dated for reference February 1, 1994, between Loewen Group International, Inc. and the Loewen Group Inc., Re: U.S. $50,000,000 6.49% Senior Guaranteed Notes, Series E, Due February 25, 2004 (as amended, the "SERIES E NOTES").

                          The aggregate of the principal amounts (and in the case of the Bank of Montreal Facility, letter of credit face amounts) which are outstanding under the Covenant Lender Credit Facilities as of the date of this term sheet are as follows:


                               Bank of Montreal Facility     -    $344,706,739

                               MEIP Facility                 -    $ 97,291,839

                               Series D Notes                -    $ 42,857,143

                               Series E Notes                -    $ 35,714,286



ALLOCATION OF INITIAL     It is a condition of the effectiveness of this Term
ASSET SALE PROCEEDS:      Sheet and the waivers and amendments set forth herein
                          and in the Request for Waivers and Consents to which this Term Sheet is attached (but not to the effectiveness of the Consent) that the Northeast
                          Cemetery Sale have been completed and that each of the Covenant Lender Groups have received in immediately available funds as a permanent reduction to its respective Covenant Lender Credit Facility the following amounts:


                               Bank of Montreal Facility:    $76,987,223

                               MEIP Facility:                $14,390,901

                               Series D Notes:               $ 6,339,205

                               Series E Notes:               $ 5,282,671

                          The remaining $48.9 million of proceeds from the Northeast Cemetery Sale shown on Schedule C to the Consent (or such other amount as may be remaining after the payments to Covenant Lenders set forth above and the payment to Fairway Finance Corporation shown on such Schedule C of the Consent) will be paid directly to the Company and will be available to the Company for the purpose of investment in properties and assets to be used in the business of the Company and paying up to $46 million of interest on public bond and other debt of the Company that becomes due and payable in April, 1999.

                          The holders of the Series D Notes and Series E Notes will receive ratable payments in respect of makewhole for the above prepayments in an aggregate amount of $708,689. $277,278 of this amount will be paid at the time of the Northeast Cemetery Sale and $431,411 will be deferred until June 14, 1999.

                          Any amounts payable to the Company in respect of any holdback by the purchaser under the Northeast Cemetery Sale will be paid ratably to the Covenant Lenders.


PERMANENT REDUCTION OF    After giving effect to the payments from the proceeds
COVENANT LENDER CREDIT    of the Northeast Cemetery Sale set forth in the
FACILITIES                preceding section, the Covenant Lender Credit
                          Facilities shall be permanently reduced to the following levels:


                          Bank of Montreal Facility     -    $293,719,516

                          MEIP Facility                 -    $ 82,900,938

                          Series D Notes                -    $ 36,517,938

                          Series E Notes                -    $ 30,431,615

                          No further borrowings of any kind may be made under any of the Covenant Lender Credit Facilities. The Bank of Montreal Facility will cease to be a revolving credit facility except with respect to the issuance of certain letters of credit as provided below.

ISSUANCE OF LETTERS OF    Subject to the prior receipt by the lenders under the
CREDIT UNDER BANK OF      Bank of Montreal Facility in immediately available
MONTREAL FACILITY:        funds of the $76,987,223 set forth above under
                          "Allocation of Initial Asset Sale Proceeds," additional letters of credit will be made available to the Company under the Bank of Montreal Facility in an aggregate face amount not to exceed $26 million at any time outstanding. Such additional letters of credit will be issued to support payment of deductibles under the Company's liability insurance policies (in an aggregate face amount for such purpose not to exceed $15 million at any time outstanding) and to secure banks which make cash management services available to the Company and its subsidiaries. To the extent that such letters of credit expire or are canceled, replacement letters of credit may be issued for such purposes, subject to such $26 million limit.

                          If the Company requires further letters of credit in the future for the purposes set forth above in excess of $26 million outstanding at any time, the Company may make a principal payment of the loans under the Bank of Montreal Facility from sources other than asset sale proceeds or other payments which are required to be made ratably to the Covenant Lenders (without being required to make a ratable payment to the other Covenant Lenders) and additional letters of credit may be made available to the Company under the Bank of Montreal Facility to the extent of such principal payments, subject to the prior consent of each Covenant Lender Group.

                          The overall letter of credit subfacility limit under the Bank of Montreal Facility will be reduced from $300 million to $41 million.

                          Notwithstanding anything to the contrary herein, the aggregate principal amount of all loans and the face amount of all outstanding letters of credit under the Bank of Montreal Facility shall not exceed $293,719,516, as further reduced from time to time consistently with the terms of this Term Sheet.

CONDITIONS TO ISSUANCE    As set forth above under "Issuance of Letters of
OF LETTERS OF CREDIT:     Credit under Bank of Montreal Facility". Other
                          conditions to issuance will be as set forth in the current Bank of Montreal Credit Facility, and will also include the following:

                          - With respect to letters of credit requested for issuance after September 15,1999, the Notes under the Indenture, dated as of September 30, 1997, among the Company and State Street Bank and Trust Company, relating to $300,000,000 Senior Guaranteed Notes (the "PATS") shall have been refinanced, on terms satisfactory to each Covenant Lender Group and the holders of the TIAA O'Keefe Notes by September 15, 1999.

WAIVERS Upon receipt by the Covenant Lender Groups of the amounts set forth above under "Allocation of Initial Asset Sale Proceeds" and the receipt by the holders of the TIAA O'Keefe Notes of the $2,000,000 payment referred to below and satisfaction of the other conditions to effectiveness set forth in the Request for Waivers and Consents, the financial covenant default waiver requested by the Company in clause (3) of the second paragraph of the Request for Waivers and Consents will become effective.

SCHEDULED MATURITIES      The final maturities and other scheduled or presently
                          contemplated mandatory prepayment dates of the Covenant Lender Credit Facilities and the TIAA
                          O'Keefe Notes shall be re-set to the dates set forth on SCHEDULE A attached hereto.

                          All scheduled repayments and maturities of the Covenant Lender Credit Facilities and TIAA O'Keefe Notes due prior to January 15, 2000 shall be deferred until such date. After January 15, 2000 (prior to any bankruptcy filing regarding the Company or any acceleration of any indebtedness of the Company), if any scheduled or other mandatory repayment becomes due under any of the Covenant Lender Credit Facilities or the TIAA O'Keefe Notes (the "PAID FACILITY") and the Company makes such payment or any portion thereof, the Company shall simultaneously be required to make a mandatory prepayment of all other Covenant Lender Credit Facilities in an amount which is ratably proportionate to the amount paid to the Paid Facility. If, however, the Covenant Lender Group or holder of the TIAA O'Keefe Notes that is due such scheduled or other mandatory repayment agrees with the Company to defer such scheduled or other mandatory repayment, then the ratable payment that would otherwise be due to the other Covenant Lender Groups shall be automatically deferred to the same date, but not past the final maturity of such Covenant Lender's debt shown on SCHEDULE A. If the Covenant Lender Group or holder of the TIAA O'Keefe Notes that is due such scheduled or other mandatory repayment receives, directly or indirectly, any fee or other compensation in respect of such deferment, then the other Covenant Lender Groups or holder of the TIAA O'Keefe Notes shall simultaneously therewith receive from the Company a ratable payment as a fee.

CERTAIN REVISED AND       - Interest Charge Coverage covenants in the Bank of
ADDITIONAL COVENANTS      Montreal Facility, the MEIP Facility, the Series E
                          Notes, the Series D Notes and the Note Agreement, dated for reference November 15, 1997, between Loewen
                          Group International, Inc. and The Loewen Group Inc.,
                          Re: U.S. $41,800,000 Promissory Note, Due February 2,
                          2016 (the "TIAA O'KEEFE NOTES"), will be amended to read as follows:

                               INTEREST CHARGES COVERAGE. TLGI will at all times maintain (i) a ratio of EBITDAR for the most recently ended period of four consecutive fiscal quarters of TLGI to Consolidated Interest Charges for such period of four consecutive fiscal quarters (a) for the four quarter period ending March 31, 1999 of not less than 1.60 to 1.00, (b) for the four quarter period ending June 30, 1999 of not less than 1.50 to 1.00, (c) for the four quarter period ending September 30, 1999 of not less than 1.60 to 1.00, and (d) for the four quarter period ending December 31, 1999 of not less than 1.80 to 1.00; and (ii) a ratio of EBITDAR for the most recently ended fiscal quarter to Consolidated Interest Charges for such fiscal quarter (a) for the quarter ending March 31, 1999 of not less than 1.80 to 1.00,
                               (b) for the quarter ending June 30, 1999 of not less than 1.60 to 1.00, (c) for the quarter ending September 30, 1999 of not less than 1.70 to 1.00 , and (d) for the quarter ending December 31, 1999 of not less than 2.00 to 1.00. TLGI will at all times after December 31, 1999 maintain (i) a ratio of EBITDAR for the most recently ended period of four consecutive fiscal quarters of TLGI to Consolidated Interest Charges for such period of four consecutive fiscal quarters of not less than 2.350 to 1.00 and (ii) a ratio of EBITDAR for the most recently ended fiscal quarter to Consolidated Interest Charges for such fiscal quarter of not less than 2.00 to 1.00.

                          All defined terms in the above covenant will be used as defined in the Bank of Montreal Facility on the date hereof.

                          - Maximum Consolidated Indebtedness to Adjusted EBITDAR covenants in the Bank of Montreal Facility, the MEIP Facility, the Series E Notes, the Series D Notes and the O'Keefe Notes will be amended to read as follows:

                               MAXIMUM CONSOLIDATED INDEBTEDNESS TO ADJUSTED EBITDAR. TLGI will not permit at any time the ratio of Consolidated Indebtedness determined at such time to Adjusted EBITDAR determined for the fiscal quarter then most recently ended (i) to be greater than (a) 8.30 to 1.00 during each of the first two fiscal quarters of 1999, (b) 7.80 to 1.00 during the third fiscal quarter of 1999, and (c) 7.00 to 1.00 during the fourth fiscal quarter of 1999, or (ii) to be greater than 5.50 to 1.00 at any time after December 31, 1999.

                          All defined terms in the above covenant will be used as defined in the Bank of Montreal Facility on the date hereof.

                          For purposes of the foregoing two covenants, the Adjusted EBITDAR and EBITDAR for the fourth quarter of 1998 shall be deemed to be $56,000,000.

                          - Minimum Consolidated Net Worth covenants in the Bank of Montreal Facility, the MEIP Facility, the Series E Notes, the Series D Notes and the TIAA O'Keefe Notes will be amended to read as follows:

                               - CONSOLIDATED NET WORTH. TLGI will maintain at all times a Consolidated Net Worth of not less than $700,000,000.

                          All defined terms in the above covenant will be used as defined in the Bank of Montreal Facility on the date hereof.

                          - The financial covenants listed below contained in the Bank of Montreal Facility, the MEIP Facility, the Series E Notes, the Series D Notes and the TIAA O'Keefe Notes will be deleted and replaced with, or amended to conform to, the above referenced covenants, which will be common to all such agreements. None of the above documents shall contain financial covenants other than those stated above. The financial covenants to be deleted and replaced with, or amended to comply with, the above (as applicable) will be the following:

                          Sections 7.11(g), 7.19, 7.20, 7.21, 7.22 and 7.23 of
                          the Bank of Montreal Facility;

                          Sections 5.03, 5.04, 5.05, 5.24, 5.25 and 5.27 of the
                          MEIP Facility;

                          Sections 5.6 and 5.7 of the Series D Notes;

                          Sections 5.6 and 5.7 of the Series E Notes; and

                          Sections 5.6 and 5.7 of the TIAA O'Keefe Notes.

                          - The PATS shall be refinanced, on terms satisfactory to each Covenant Lender Group and the holders of the TIAA O'Keefe Notes by September 15, 1999.

                          - Suspension of all common, preferred and MIPS dividend payments.

                          - Interest payments on debt owed to the Covenant Lender Groups and under the TIAA O'Keefe Notes (after conversion to cash pay) shall occur monthly on the last business day of each calendar month. The TIAA O'Keefe Notes will be converted to cash pay effective on July 1, 1999. The outstanding principal amount of the TIAA O'Keefe Notes after such conversion to cash pay using a discount factor of 7.75% and after giving effect to the $2 million payment referred to below will be $19,087,004.

                          - No further acquisitions or equity repurchases except within the basket for $2,000,000 to buy out Regional Partnerships described below.

                          - Absent acceleration following an Event of Default, no principal payments will be due on any Covenant Lender Group Debt or the TIAA O'Keefe Notes prior to January 15, 2000 except for ratable payments to the Covenant Lender Groups from proceeds of asset sales or the issuance of debt or equity as provided in the following paragraph, and payments in respect of the TIAA O'Keefe Notes to the extent permitted by each of the Covenant Lender Groups in connection with their approvals of such asset sales.

                          - The Company and its subsidiaries may not issue any equity or indebtedness; provided that the Company may issue equity or indebtedness if the net proceeds thereof are immediately applied to ratably repay the indebtedness under the Covenant Lender Credit Facilities; and provided that the Company or any subsidiary may issue indebtedness constituting purchase money indebtedness or capital leases.

                          - The Company and its subsidiaries will not make any principal prepayments on any Covenant Lender Credit Facilities, the TIAA O'Keefe Notes or any other Indebtedness (as defined in the Bank of Montreal Facility on the date hereof) other than ratable payments to the Covenant Lender Groups or other payments on the O'Keefe Notes to the extent permitted by each of the Covenant Lender Groups at the time of negotiation of such prepayments, except that the Company may make prepayments on vendor notes and to buy out Regional Partners in connection with bona fide anticipated asset sales in an aggregate amount not to exceed $2,000,000 in any twelve month period. The Company will provide prior notice of such payment to the Covenant Lender Groups and holders of the TIAA O'Keefe Notes in the semi-monthly reports described below.

                          The Company warrants that (after this Term Sheet becomes effective) no principal payments will be due on Indebtedness of the Company or any of its subsidiaries prior to January 15, 2000 other than:

                          (i) payments which may become due on the $300 million PATS on October 1, 1999, and

                          (ii) payments in respect of vendor notes of the
                               Company and its Subsidiaries in an aggregate amount not exceeding $17,000,000 in any twelve month period for all such payments.

                          Nothing in the Term Sheet will restrict advances and requirements under the Fairway Finance Corporation receivables securitization facility; provided that it is a condition to the amendment that the maturity date of such facility shall have been extended to at least September 15, 1999 with a maximum amount of not less than $50,000,000.

                          Notwithstanding the foregoing, simultaneously with payments to the Covenant Lenders set forth above under "Allocation of Initial Asset Sale Proceeds", the Company shall make payment of an amount not to exceed $2 million to Teachers Insurance and Annuity Association of America ("Teachers") as current holder of the TIAA O'Keefe Notes. Such payment shall be made from the Company's general corporate funds and shall not be made from any proceeds of Asset Sales.

                          The Company and its subsidiaries will not make or incur any liability to make capital expenditures or expenditures in development in respect of cemetery land if the total of all such expenditures shall exceed $60,000,000 for the year ending December 31, 1999 or any year thereafter.

                          - The Company shall deliver standard information packages to the Covenant Lenders and the holders of the TIAA O'Keefe Notes in accordance with the following:

                          On a semi-monthly basis, within 5 days after the 15th and last day of each calendar month, a report that contains the following information and calculations with regard to the most recently ended semi-monthly period, beginning with the semi-monthly periods ending March 31 and April 15, 1999 (both of which initial reports shall be due on April 20, 1999): (i) a rolling three month semi-monthly cash flow forecast and supporting assumptions; (ii) analysis of actual results to forecast; (iii) analysis of the current bank position; (iv) analysis of the current working capital position; (v) update on all material changes in the status of the Company (including, but not limited to management changes and relationships with stakeholders); (vi) status of divestiture process (subject to applicable confidentiality restrictions) and other strategic initiatives of the Company; (vii) description and amount of all fees and expenses paid to any of the Covenant Lenders or holder of the TIAA O'Keefe Notes by the Company; and (viii) any other material items which may affect the Company's restructuring initiative.

                          As soon as possible and in any event within 30 days after the end of each calendar month, beginning with the month end occurring at March 31, 1999, a report that contains the following information and calculations: (i) monthly income statement; (ii) management discussion and analysis of operating results; (iii) status of public and private debt, including ownership thereof (to the extent that the Company has knowledge of such ownership); and (iv) update on covenant calculations, including calculations of all ratios relevant for any purpose to any provision in the Company's credit or financing documents as of the most recent date applicable for such calculations under such document, whether or not required to be calculated at such time by the applicable credit or financing document.

                          The Company agrees no later than May 15, 1999 to deliver to each of the Covenant Lender Groups and to the holders of the TIAA O'Keefe Notes a copy of a business plan, proposed budget and cash flow projections for the 21 month period ending September 30, 2000, such business plan to be in form and level of detail reasonably satisfactory to each of the Covenant Lender Groups, but subject to applicable confidentiality restrictions with respect to proposed asset sales.

                          Upon reasonable notice and during business hours, the Company agrees to provide access for informational purposes to senior management of the Company to each of the Covenant Lender Groups.


DEFAULT: It shall be a default under the Covenant Lender Credit Facilities and the TIAA O'Keefe Notes if, for any reason, any payment made to any of the Covenant Lender Groups pursuant to any of the Covenant Lender Credit Facilities is required to be refunded or repaid to the Company or paid to any other creditor of the Company or to any other person or entity.

PROCEEDS FROM             Additional asset sales (other than of inventory in
ADDITIONAL ASSET SALES:   the ordinary course of business and receivables sales
                          under the Fairway Finance Corporation securitization facility) after the Northeast Cemetery Sale shall be conducted only with the prior written approval of designated committees of the Covenant Lender Groups and the TIAA O'Keefe Notes. All net proceeds from such additional asset sales shall be used to ratably pay the Covenant Lender Groups unless otherwise agreed by the "Required Banks", "Required Lenders"
                          (or equivalent applicable term) of each Covenant
                          Lender Group. Notwithstanding the foregoing, the Company may sell assets other than collateral subject to the Company's Collateral Trust Agreement, dated as of May 15, 1996, as amended, in single transactions or groups of related transactions in which the total assets subject to such transaction(s) have a fair market value less than $1,000,000 ("SMALL SALES") without being required to obtain prior consents of such designated committees or to immediately pay the net proceeds to the Covenant Lenders. Within 45 days after each quarter-end, the Company shall report the details of all such Small Sales to the Covenant
                          Lender Group committees. If the aggregate net proceeds of such Small Sales exceeds $5,000,000 for any twelve month period, commencing on April 1, 1999, then the Company will be required to pay the excess to the Covenant Lender Groups at the time of delivering such report. The Company may retain such net proceeds up to such $5,000,000 amount.

PAYMENT OF ASSET SALES    All asset sales proceeds will be paid directly by the
PROCEEDS:                 purchasers to the applicable Covenant Lender Groups,
                          unless otherwise agreed by each Covenant Lender
                          Group.

ADDITIONAL COLLATERAL:    During the 90-day period following the closing of the
                          Initial Asset Sale, the Company will negotiate in good faith with designated representatives of the Covenant Lender Groups to identify additional collateral over which the Company is able to grant security interests to the Covenant Lender Groups (the
                          "ADDITIONAL COLLATERAL"). As soon as practicable following the end of such 90-day period, the Company will, and will cause any applicable subsidiary of it to, grant security interests in the Additional
                          Collateral ratably to the Covenant Lender Groups to the extent reasonably practicable and as permitted by applicable law, the Company's indentures and other applicable documents.


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INTEREST:                 Interest rates will be as set forth on the attached
                          Schedule B. The Bank of Montreal Facility Applicable Letter of Credit Fee Rate shall be 3.5% per annum.

AMENDMENT FEE:            For each Covenant Lender Group and the TIAA O'Keefe
                          Notes, 50 basis points times the dollar amount of the outstanding amounts under such Covenant Lender
                          Group's Credit Facility set forth above under "Covenant Lender Credit Facilities" and the implicit principal amount (before giving effect to the $2,000,000 payment), which is $20,655,593, of the
                          TIAA O'Keefe Notes.

ASSIGNMENTS:              No consents of TLGI or LGII will be required for any
                          assignments by any lenders or L/C issuers under the Covenant Lender Credit Facilities.

COUNSEL FOR BANK          Without limiting its other obligations under the Bank
SYNDICATE:                of Montreal Facility in respect of fees and expenses,
                          the Company agrees to pay the reasonable fees and expenses of one firm of legal counsel approved by the Lenders under the Bank of Montreal Facility to act as counsel for such Lenders (as contrasted with counsel for the Agent).

PAYMENT OF EXPENSES       The Company will be responsible for the prompt and
                          prior payment of all legal, business and financial advisor expenses incurred by the Agent under the Bank of Montreal Facility, the Agent under the Wachovia
                          Facility, and Teachers in connection with the granting of this waiver and consent, the Term Sheet and the execution and delivery of any definitive documentation.


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